Exhibit 19

Global Insider Trading Policy	Effective:	01 Jan 2025
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1	PURPOSE

The purpose of this Global Insider Trading Policy (this “Policy”) is to reduce the risk that any employee, executive officer or member of the Board of Directors of Rhythm Pharmaceuticals, Inc. (together with its subsidiaries, the “Company”) or certain family members might be alleged or found to have engaged in insider trading in violation of applicable laws and regulations.

U.S. laws and regulations prohibit anyone from trading in the securities of a public company (a) while in possession of material nonpublic information (“material nonpublic information” or “MNPI”) and (b) in breach of a duty of trust or confidence. These laws and regulations also prohibit anyone who is aware of MNPI from providing such information to others who may trade. As a public company with its shares of common stock traded on The Nasdaq Stock Market LLC (“Nasdaq”), Rhythm Pharmaceuticals, Inc. (together with its subsidiaries, the “Company”) requires its personnel to comply with laws and regulations that prohibit insider trading. Violating such laws and regulations can undermine investor trust, harm the reputation and integrity of the Company, and result in your dismissal from the Company or even serious criminal and civil charges against you and the Company. The Company reserves the right to take disciplinary or other measures it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

Insider trading may result in unfair manipulation of the market in the Company’s stock and may adversely affect the value of its stock. It may also expose the Company to potential liability and reputational harm. This Policy sets parameters for when trading in the Company’s stock or other securities is not permitted or appropriate, however, it is not intended to be a comprehensive review of the laws of insider trading.

2	SCOPE

This Policy applies to all directors, officers, and employees of the Company. The Company may also determine that this Policy applies to individuals with access to material nonpublic information, such as contractors or consultants who have an obligation not to disclose or misuse the Company’s confidential information. Individuals subject to this Policy are responsible for ensuring that members of their “Family Members” (defined as individuals who share the same household) comply with this Policy. This Policy also applies to any entities controlled by individuals subject to this Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. Directors, officers, and employees, together with any other person designated as being subject to this Policy by the General Counsel or his or her designee (“Rhythm Legal”), are referred to collectively as “Covered Persons.” If a Covered Person is in possession of MNPI when the individual’s service to the Company terminates, such Covered Person should

This document is the confidential property of Rhythm Pharmaceuticals, Inc.
It may not be reproduced, copied, or distributed without permission.

Global Insider Trading Policy	Effective:	01 Jan 2025
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continue to comply with the restrictions set forth in this Policy until that information has become public or is no longer material.

Questions regarding this Policy should be directed to Rhythm Legal, which is responsible for the administration of this Policy. Rhythm Legal has authority to interpret, amend and implement this Policy. This authority includes interpreting or waiving the terms of this Policy, to the extent consistent with its general purpose and applicable securities laws. The Company’s Chief Financial Officer will administer this Policy as it applies to any trading activity by the Company’s General Counsel. The Board may approve any waiver of the terms of this Policy for directors or officers. Covered Persons may be asked periodically to certify their compliance with the terms and provisions of this Policy.

3	PROHIBITED ACTIVITIES

Unless otherwise permitted by this Policy, Covered Persons shall not:

a)	purchase, sell, gift or otherwise transfer any security of the Company while in possession of material nonpublic information about the Company;
b)

purchase, sell, gift or otherwise transfer any security of any other company (including any of our vendors, licensors, suppliers, customers or competitors), while in possession of material nonpublic information about the other company obtained in connection with your employment by or service to the Company;

c)	directly or indirectly communicate material nonpublic information to anyone outside the Company unless in accordance with Company policy regarding confidential information; or
d)	directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis.
4	KEY TERMS; MATERIAL NON-PUBLIC INFORMATION

“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the U.S. securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options or warrants, puts, calls, pledging and margin loans, or other derivative securities.

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy or sell a security, or if the information could affect the price of the security. Material information can be positive or

This document is the confidential property of Rhythm Pharmaceuticals, Inc.
It may not be reproduced, copied, or distributed without permission.

Global Insider Trading Policy	Effective:	01 Jan 2025
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negative and can relate to virtually any aspect of a company’s business. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of information that should be presumed to be “material” include (but are not limited to) information about:

●	corporate earnings results or earnings forecasts;
●	possible mergers, acquisitions, tender offers, or dispositions;
●	significant developments regarding pipeline products or developments regarding approved products
●	the results of clinical trials or pending regulatory action or approval;
●	important business developments, such as developments regarding strategic collaborations;
●	acquisition or loss of a major contract or customer;
●	changes in senior management or other significant personnel changes;
●	significant financing developments, including pending public sales or offerings of debt or equity securities;
●	changes in liquidity or potential or actual defaults on borrowings;
●	cybersecurity or data security incidents; and
●	significant litigation or regulatory actions.

Information is “nonpublic” if it is not available to the general public. For information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. Rhythm Legal shall have sole discretion to decide whether information is nonpublic or public for purposes of this Policy. See also “Confidentiality” below.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to and absorb the information. Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.

It is important to realize that whether a particular piece of information is “material” or “nonpublic” will be judged after the fact, with the benefit of hindsight. In addition, if you learn something that leads you to want to buy or sell securities, that information may be considered material. It is important to keep in mind that material information need not be

This document is the confidential property of Rhythm Pharmaceuticals, Inc.
It may not be reproduced, copied, or distributed without permission.

Global Insider Trading Policy	Effective:	01 Jan 2025
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certain - information that something is likely to happen, or even just that it might happen, could affect the market price of a security and therefore, especially when viewed in hindsight, may be determined to be material. The laws and regulations concerning insider trading are complex, and Covered Persons should never hesitate and are encouraged to seek guidance from Rhythm Legal prior to considering a transaction in securities.

Both the SEC and Nasdaq are very effective at detecting and pursuing insider trading cases and they have aggressively prosecuted insider traders and tippers (individuals who share MNPI with another person, known as the tippee, who uses that information to engage in insider trading). Any person who engages in insider trading or tipping can face a substantial jail term, civil penalties and disgorgement of profits and substantial criminal fines. In addition, if it is found that the Company failed to take appropriate steps to prevent insider trading, the Company may be subject to significant criminal fines and civil penalties.

5	CONFIDENTIALTY

Pursuant to Rhythm’s Code of Business Conduct and Ethics, all Covered Persons are obligated to maintain the confidentiality of all confidential and non-public information entrusted to them by the Company and by any third parties with which the Company does business. Unauthorized disclosure of confidential information about the Company is strictly prohibited. The Company is required under Regulation FD of the U.S. securities laws to avoid the selective disclosure of material non-public information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Therefore, Company Parties must not discuss internal, confidential business matters or developments with anyone outside of the Company (including, without limitation, Family Members), except as required in the performance of their duties. This prohibition applies specifically, but not exclusively, to inquiries about Rhythm which may be made by members of the financial press, investment analysts, or others in the financial community. It is very important that all such communications on behalf of the Company be made through an appropriately designated officer under carefully controlled circumstances. If you receive any inquiries of this nature, unless you are expressly authorized to the contrary, you should decline comment and forward the inquiry to Rhythm Legal and to Corporate Affairs and Investor Relations.

All Covered Persons are reminded to use extreme care to ensure that confidential information is not inadvertently disclosed to others. Be particularly careful to avoid discussing any matter that might be confidential or sensitive in public places such as lobbies, airports, elevators and restaurants. Meetings in which confidential information is discussed should be conducted behind closed doors. Even inadvertent “leaks” of confidential information can lead to violations of this Policy.

This document is the confidential property of Rhythm Pharmaceuticals, Inc.
It may not be reproduced, copied, or distributed without permission.

Global Insider Trading Policy	Effective:	01 Jan 2025
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6	RESTRICTIONS ON TRADING
6.1	Blackout Periods

Covered Persons must not purchase, sell, gift or otherwise transfer any security of the Company during any blackout period, except as otherwise permitted by this Policy.

6.1.1	Quarterly Blackout Periods

The quarterly blackout period:

•	begins after completion of trading on Nasdaq on the 15th day of the last month of each fiscal quarter (or on the last trading day prior to the 15th day if the 15th day is not a trading day); and
•	ends after completion of the second trading day after the earnings release for that quarter.

A “trading day” is any day on which Nasdaq is open for trading. If, for example, the Company were to release earnings on Tuesday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. If the Company were to release earnings on Tuesday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Thursday. Any question as to whether information is publicly available should be directed to Rhythm Legal.

6.1.2	Additional Blackout Periods

From time to time, Rhythm Legal may determine that an additional blackout period is appropriate for specific Covered Persons. When subject to an additional blackout period, such Covered Persons must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this Policy, and must not disclose that an additional blackout period is in effect.

6.2	Pre-Clearance Requirements

Rhythm Legal may designate specific Covered Persons (each, a “Pre-Clearance Person”) who (with their controlled entities and household members) must pre-clear each transaction in any security of the Company.

A request for pre-clearance must be in writing, should be made at least two business days in advance of the proposed transaction, and should include the identity of the Pre-Clearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Pre-Clearance Person must provide a written statement (which may be via email) confirming that he or she is not aware of material nonpublic information about the Company at the time of the request for pre-clearance and that he or she will not engage in any proposed transaction if in possession of MNPI at such time. Rhythm

This document is the confidential property of Rhythm Pharmaceuticals, Inc.
It may not be reproduced, copied, or distributed without permission.

Global Insider Trading Policy	Effective:	01 Jan 2025
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Legal, or the Chief Financial Officer, shall have sole discretion to decide whether to clear any contemplated transaction. Pre-clearance approval will remain valid for fivebusiness days from the date given. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

Pre-clearance should not be understood to represent legal advice by the company that a proposed transaction complies with the law. None of the Company, Rhythm Legal, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.

7	EXEMPT TRANSACTIONS

This Policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:

●	transactions directly with the Company (including purchase of Company securities in the Rhythm employee stock purchase plan);
●	gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance;
●	transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);
●	“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options); or
●	transactions under a pre-cleared Trading Plan (defined below).
8	TRADING PLANS

The restrictions in this Policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under an approved trading plan (a “Trading Plan”) that satisfies either:

●	the conditions of Rule 10b5-1; or
●	the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and
●	Rhythm Legal has pre-approved.

This document is the confidential property of Rhythm Pharmaceuticals, Inc.
It may not be reproduced, copied, or distributed without permission.

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Rhythm Legal may impose such other conditions on the implementation and operation of a Trading Plan as Rhythm Legal deems necessary or advisable.

An individual may only enter into or modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Entering into, modifications to and early terminations of a Trading Plan are subject to pre-approval by Rhythm Legal or the Chief Financial Officer.

The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if Rhythm Legal or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, Rhythm Legal, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

9	PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.

Short Sales

Short sales of the Company’s securities are prohibited by this Policy. Short sales are sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., Section 16 Persons (as defined below) and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.

Options

Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy.

Hedging Transactions

Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or

This document is the confidential property of Rhythm Pharmaceuticals, Inc.
It may not be reproduced, copied, or distributed without permission.

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offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy.

Margin Accounts and Pledging

Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by Rhythm Legal.

Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.

10	SECTION 16 REPORTING REQUIREMENTS FOR DIRECTORS AND OFFICERS

Members of the Board of Directors and certain designated officers and employees (collectively, “Section 16 Persons”) are subject to certain reporting requirements, trading restrictions and “short swing” profit recovery provisions under the U.S. Securities laws (specifically, Section 16 of the Exchange Act). In particular, Section 16 Persons must report changes of beneficial ownership in equity securities of the Company on a Form 4 electronically filed with and received by the SEC before the end of the second business day following the day on which the transaction occurs (the trade date, not the settlement date).

Transactions that must be reported on Form 4 by Section 16 Persons include, without limitation, stock purchases and sales, stock option exercises, stock and option grants, restricted stock grants, gifts and most other equity compensation transactions.

In order to ensure compliance with Section 16 reporting requirements, in addition to obtaining pre-clearance as required by this Policy, each Section 16 Person must immediately report to Rhythm Legal, upon execution, details of every transaction involving the Company’s stock and stock options, including gifts, transfers, pledges and all transactions made pursuant to a Trading Plan that is otherwise compliant with this Policy.

This document is the confidential property of Rhythm Pharmaceuticals, Inc.
It may not be reproduced, copied, or distributed without permission.